ARTICLES OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
TOTAL IDENTITY CORP.
(Under Section 607.0602 of the Florida Business Corporation Act)

The undersigned, being the President and Chief Executive Officer of TOTAL IDENTITY CORP., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number S68597, does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation as required by Section 607.0602 of the Florida Business Corporation Act:

RESOLVED, that by virtue of the authority contained in the Articles of Incorporation of the Corporation, the Corporation has authority to issue 1,500,000 shares of $.01 par value per share preferred stock, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Florida

RESOLVED, that pursuant to the authority granted to the Board of Directors under the Articles of Incorporation, there is hereby created a series of Preferred Stock, to be denominated as the Corporation’s Series 1 Preferred Stock, consisting of 1,250,000 shares of preferred stock, $.01 par value per share, having the rights, preferences, privileges, powers and limitations set forth below.

RESOLVED, that Article IV of the Corporation’s Articles of Incorporation – SHARES – be and the same hereby replaced, in its entirety, by the following:

ARTICLE IV
SHARES

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Thirty Million (30,000,000) shares, par value $0.01. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Million Five Hundred Thousand (1,500,000) shares, par value $0.01.

The shares of Preferred Stock may be issued from time to time on one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, options, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The series of Preferred Stock, denominated as the Corporation’s Series A Preferred Stock and consisting of 250,000 shares, is hereby eliminated and restored to the status of authorized but unissued Preferred Stock, subject to future designation by the Board of Directors in accordance with the authority conferred upon it in the Corporation’s Articles of Incorporation, as amended.

The series of Preferred Stock, denominated as the Corporation’s Series B Preferred Stock and consisting of 500,000 shares, is hereby eliminated and restored to the status of authorized but unissued Preferred Stock, subject to future designation by the Board of Directors in accordance with the authority conferred upon it in the Corporation’s Articles of Incorporation, as amended.

Of the 1,500,000 shares of Preferred Stock, par value $.01 per share, authorized pursuant to the Articles of Incorporation, as amended, 1,250,000 of such shares are hereby designated as “Series 1 Preferred Stock.” The powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions applicable to the Series 1 Preferred Stock are as follows:

A.    Designation. There is hereby designated a series of Preferred Stock denominated as “Series 1 Preferred Stock,” consisting of 1,250,000 shares, $.01 par value per share, having the powers, preferences, rights and limitations set forth below.

B.    Liquidation Rights. The holders of the Series 1 Preferred Stock shall have liquidation rights as follows (the “Liquidation Rights”):

1.   Payments. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series 1 Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $1.00 per share, and no more, before any payment or distribution is made to the holders of the Corporation’s common stock (the “Common Stock”). But the holders of Series 1 Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation’s stock hereafter issued that ranks senior as to liquidation rights to the Series 1 Preferred Stock (“senior liquidation stock”) has been paid in full. The holders of Series 1 Preferred Stock and all other series or classes of the Corporation’s stock hereafter issued that rank on a parity as to liquidation rights with the Series 1 Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series 1 Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

2.   Corporation Action. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

C.    Conversion. The holders of the Series 1 Preferred Stock shall not have conversion rights.

D.    Voting Rights. The holders of the Series 1 Preferred Stock shall have one vote per share of Series 1 Preferred Stock, and shall be entitled to vote on any and all matters brought to a vote of stockholders of Common Stock, and shall vote on the same basis as holders of Common Stock. Holders of Series 1 Preferred Stock shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which note would be provided pursuant to the Corporation’s By-Laws and applicable statutes. Except as otherwise set forth herein, and except as otherwise required by law, holders of Series 1 Preferred Stock shall have not have class voting rights on any matter.

E.    Protective Provisions. So long as shares of Series 1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by Florida law) of the holders of at least a majority of the then outstanding shares of Series 1 Preferred Stock:

•Alter or change the rights, preferences or privileges of the shares of Series 1 Preferred Stock so as to affect adversely the Series 1 Preferred Stock;

•Create any new class or series of stock having a preference over the Series 1 Preferred Stock with respect to distributions upon liquidation (as defined in Paragraph B above); or

•Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series 1 Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

F.    Redemption of Stock. The Company shall have the right to redeem all or part of the Series 1 Preferred Stock, at a redemption price of $1.00 per share plus all accrued but unpaid dividends thereon, at any time, on ten (10) days’ prior written notice to holders of the Series 1 Preferred Stock. Any redemption under this paragraph shall be made pro-rata among all holders of Series 1 Preferred Stock.

G.    Dividends. Dividends on the Series 1 Preferred Stock shall accrue at the rate of 12% per annum. Dividends shall accrue monthly, in arrears, and shall be declared by the Board of Directors and paid quarterly, on the last day of each March, June, September and December of each year, out of funds legally available therefore. Dividends required by this paragraph may, at the option of the Company, be paid by the issuance of shares of Series 1 Preferred Stock on the basis of one share of Series 1 Preferred Stock for each $1.00 in accrued but unpaid dividends.

H.    Preferences. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

I.    Amendments. Subject to Section D above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series 1 Preferred Stock may be amended by a resolution of the Board of Directors.

The foregoing resolutions and amendment were duly adopted by the Board of Directors of the Corporation by Unanimous Written Consent in Lieu of Meeting dated June 25, 2004. Shareholder approval of these Articles of Amendment is not required under Section 607.0602 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of June 25, 2004.

TOTAL IDENTITY CORP.
By: /s/ Matthew P. Dwyer

President and Chief Executive Officer